# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AXION POWER INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF AUGUST, A.D. 2014, AT 11:18 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE EIGHTH DAY OF SEPTEMBER, A.D. 2014.

Jeffrey W. Bullock, Secretary of State

2705015 8100

AUTHENTICATION: 1651493

141114234

DATE: 08-27-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:21 AM 08/27/2014
FILED 11:18 AM 08/27/2014
SRV 141114234 - 2705015 FILE

# CERTIFICATE OF AMENDMENT
# OF THE
# CERTIFICATE OF INCORPORATION
# OF
# AXION POWER INTERNATIONAL, INC.

Pursuant to Section 242
of the
General Corporation Law
of the State of Delaware

The UNDERSIGNED, being the Chief Financial Officer of Axion Power International, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

**FIRST:** The name of the Corporation is Axion Power International, Inc.

**SECOND:** The date of filing the Corporation's original Certificate of Incorporation in the State of Delaware was January 9, 1997.

**THIRD:** This Certificate of Amendment shall become effective on September 8, 2014.

**FOURTH:** The Certificate of Incorporation is amended such that the first paragraph of ARTICLE IV shall be amended and restated to read as follows:

The total number of shares of stock which the corporation shall have authority to issue is one hundred twelve million five hundred thousand (112,500,000), divided into two classes as follows: twelve million five hundred thousand (12,500,000) of which shall be preferred stock, $0.0001 par value (the "Preferred Stock"), and one hundred million (100,000,000) of which shall be common stock $0.005 par value (the "Common Stock"). Upon the filing and effectiveness (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware (the "DGCL") of this certificate of amendment to the Amended and Restated Certificate of Incorporation of the corporation, each 50 shares of the Corporation's Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.005 per share, without any further action by the corporation or the holder thereof, subject to the treatment fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of common stock represented by the Old Certificate shall have been combined.

**FIFTH:** The proposed amendment of the Certificate of Incorporation was approved by the unanimous approval of the Corporation's Board of Directors and the holders of a majority of the Corporation's capital stock.

**SIXTH:** Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

***[Remainder of Page Intentionally Left Blank; Signature Page Follows]***

**IN WITNESS WHEREOF,** I have signed this certificate as of the 27th day of August, 2014.

AXION POWER INTERNATIONAL, INC.

Charles Trego

Charles Trego
Chief Financial Officer

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